American High-Income Municipal Bond Fund

January 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$57,324
Class B	$48
Class C	$3,113
Class F1	$4,384
Class F2	$8,439
Total	$73,308
Class R-6	$4,368
Total	$4,368

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3156
Class B	$0.2592
Class C	$0.2554
Class F1	$0.3088
Class F2	$0.3290
Class R-6	$0.3371

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	192,755
Class B	151
Class C	13,081
Class F1	15,008
Class F2	29,625
Total	250,620
Class R-6	13,860
Total	13,860

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.73
Class B	$15.73
Class C	$15.73
Class F1	$15.73
Class F2	$15.73
Class R-6	$15.73